NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
          Mark B. Thomas, CEO
HEI, Inc. Announces Second Quarter Results for Fiscal 2007 and Schedules Conference Call
MINNEAPOLIS, MINNESOTA, April 2, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) today announced its financial results for its second quarter, which ended March 3, 2007, and announced it will hold its quarterly conference call to discuss the financial results of the second quarter fiscal year 2007 on Tuesday, April 3, 2007 at 10:00 am Central time (11:00 am Eastern time).
Net sales for the quarter ended March 3, 2007 were $10,556,000, or a decrease of $1,162,000 or 10% compared to net sales in the same prior year period of $11,718,000. The decrease was a result of several factors. The largest decrease came from our AMO division, which experienced a reduction in design and development contracts during the current period (approximately $600,000). Net sales at our flexible substrate business were also lower in the current period due to a reduction in orders from our primary external customer that reduced orders to consume excess inventories of our product (approximately $275,000). We presently expect the reduction at our Tempe facility to affect both the second and third quarters of the current fiscal year before the volumes begin to increase. In addition, it is possible the customer might tighten controls over inventory which could cause volumes to be decreased from prior amounts. Our RFID business was also down due to the order cycle from one of that division’s primary customers in the prior year that resulted in higher revenues for the prior year compared to the current period. That customer continues to be a strong customer and year over year total volumes are expected to be consistent. The RFID division also had one larger customer that discontinued production of a product that was produced by us in the prior year. That product did not hit critical market acceptance for the customer and they ceased all production at the beginning our current fiscal year (approximately $350,000).
For the six months ended March 3, 2007, net sales were $23,501,000 or a decrease of $2,004,000 or 8% compared to the same prior year period net sales of $25,505,000. The year-to-date reductions were a result of the same factors as in the current quarter and the sale of fewer hearing products at our Victoria Microelectronics operation.
For Fiscal 2007, the sales staff and business development efforts are expanding in all of our divisions in an effort to replace legacy business. The success of these efforts cannot be predicted at this time, but management believes that these efforts will produce expanded sales opportunities in the future and will contribute to future revenues at all of our divisions.

Gross profit was $893,000 (8% of net sales) for the three-months ended March 3, 2007 compared to $1,746,000 (15% of net sales) for the same prior year period. For the six months ended for the same comparative periods, gross profit was $2,341,000 (10% of net sales) compared to $4,470,000 (17% of net sales). The reduction in percentage of net sales was a result of lower sales volumes, which did not contribute as much to covering fixed operating costs. In addition, the decline in gross margin in the current fiscal year compared to the prior fiscal year was a result of a lower volume of higher margin design, development, verification, and validation contacts at the AMO segment. In addition, our prior year’s levels of fixed overhead costs were structured in anticipation of significantly higher sales volumes than were actually achieved. Cost reductions were made in the later part of Fiscal 2006 and again throughout the first and second quarters of Fiscal 2007, but have not had a material impact on the margins for the first and second quarters of Fiscal 2007. The Company expects the impact of the cost reductions will be more evident in the operating results for the remainder of the current fiscal year.
“Although the operating results do not reflect the work that has been done over the past several months, the balance sheet and cash flow statements are starting to show the benefits of the actions that we have taken from a purely tactical perspective. We have brought our expenses down while expanding our focus on the sales process and we expect the efforts to become evident in the coming quarters,” Mark Thomas, HEI’s Chief Executive Officer.
The Company filed its report on Form 10-Q for the quarterly period ended March 3, 2007 with the Securities and Exchange Commission today, April 2, 2007 which contains further detailed information relating to the operating results and the business of HEI, Inc. Interested parties are encouraged to read this and other reports filed by the Company which provide more detailed information about HEI, Inc.
The quarterly conference call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit http://w.on24.com/r.htm?e=41684&s=1&k=E29BAAC789F01731372461976D8A90C4. The conference call can be accessed via telephone by dialing 1-800-366-7449 (outside the US, dial 303-262-2137). Specify conference reservation number 11087352.
Replays of the conference call will be available April 3, 2007 at 1 pm Central time through May 3, 2007, by calling 1-800-405-2236 (outside the US, dial 303-590-3000) Specify conference reservation number 11087352.
Information for accessing the conference call is also available on the HEI’s web site at www.heii.com.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses. , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in annual report on Form 10K for year ended September 2, 2006.